SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement [ ] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement


[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

  -----------------------------------------------------------------------------
                             KATZ MEDIA GROUP, INC.
                (Name of Registrant as Specified in its Charter)
  -----------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1)     Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
(2)     Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

-------------------------------------------------------------------------------
(4)     Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
(5)     Total fee paid:

-------------------------------------------------------------------------------
[ ]     Fee paid previously.

------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount Previously Paid:

-------------------------------------------------------------------------------
        (2)    Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
        (3)    Filing Party:

-------------------------------------------------------------------------------
        (4)    Date Filed:

 KATZ
 MEDIA GROUP,
 INC.
 125 West 55th Street
 New York, NY  10019




 Thomas F. Olson
 President and Chief Executive Officer




May 1, 1997

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of the Company which will be held at the offices of Donaldson, Lufkin & Jenrette, 12th floor, 277 Park Avenue, New York, New York on Tuesday, June 10, 1997 at 9:30 A.M.

The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. In addition, the general operations of the Company will be discussed and stockholders will be afforded the opportunity to ask questions.

We would appreciate your signing and returning your proxy in the enclosed envelope as soon as possible, whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy in the self-addressed, postage-paid return envelope. If you do not return the signed proxy, your proxy cannot be counted. We value your opinions and encourage you to participate in this year's Annual Meeting by voting your proxy.

                                Very truly yours,



                                /s/ Thomas F. Olson

                                Thomas F. Olson





  For further information about the Annual Meeting, please call (212) 424-6863.

                             KATZ MEDIA GROUP, INC.

                              125 West 55th Street
                               New York, NY 10019


                    Notice of Annual Meeting of Stockholders
                            to be held June 10, 1997


          Notice is hereby given that the Annual Meeting of Stockholders of Katz Media Group, Inc., a Delaware corporation (the "Company"), will be held at the offices of Donaldson, Lufkin & Jenrette, 12th floor, 277 Park Avenue, New York, New York on Tuesday, June 10, 1997 at 9:30 A.M., for the purpose of:

     1) Electing three directors for terms of three years, each to hold office until the expiration of his term and until his successor shall have been elected and shall have qualified; and

     2) Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

          A record date of April 18, 1997 has been fixed for determining stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, and only holders of Common Stock of record at the close of business on the record date will be entitled to receive notice, of, and to vote at, such meeting or any adjournment or adjournments thereof.

          Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy in the enclosed self-addressed envelope which requires no postage if mailed in the United States.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ James E. Beloyianis

                                        James E. Beloyianis
                                        Vice President and
                                        Corporate Secretary



Dated: May 1, 1997
New York, New York

                             KATZ MEDIA GROUP, INC.

                              125 West 55th Street
                               New York, NY 10019
                                  ------------

                                 PROXY STATEMENT
                                  ------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 10, 1997
                                  ------------

                               GENERAL INFORMATION

          This statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Katz Media Group, Inc., a Delaware corporation (the "Company" or "Katz"), of proxies for use at its Annual Meeting of Stockholders to be held at the offices of Donaldson, Lufkin & Jenrette, 12th floor, 277 Park Avenue, New York, New York on Tuesday, June 10, 1997, at 9:30
A.M., for the purposes set forth in the accompanying notice of the meeting. Proxy material is being mailed to holders of the Company's common stock, par value $0.01 per share ("Common Stock"), on or about May 1, 1997.

          A stockholder may, at any time prior to the meeting, revoke a proxy by giving written notice of such revocation addressed to the Corporate Secretary of the Company at 125 West 55th Street, New York, New York 10019. Unless revoked prior to its exercise, any proxy given pursuant to this solicitation will be voted at the meeting. Also, a stockholder may attend the meeting and vote in person whether or not the stockholder has previously given a proxy.

          The principal executive offices of the Company are located at 125 West 55th Street, New York, New York 10019.

          As of March 20, 1997, DLJ Merchant Banking Partners, L.P. and related investors (collectively "DLJMB") owned 49.4% of the outstanding shares of Common Stock. DLJMB has informed the Company that it intends to vote for the election of each of the nominees listed herein.

                      Record Date and Voting at the Meeting

          On April 18, 1997, the record date for the determination of stockholders entitled to vote at the meeting, the Company had 13,491,729 shares of Common Stock outstanding, each of which will be entitled to one vote at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting. The holders of a majority of the shares entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether there is a quorum. Proxy cards that are not signed or that are not returned are treated as not voted for any purpose.

          All elections for directors shall be decided by a plurality of the votes cast in respect thereof. If no voting direction is indicated on the proxy card, the shares will be considered votes for the nominee. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for director.

          Abstentions from voting with respect to proposals are treated as votes against the particular proposal. Broker non-votes will be disregarded and will have no effect on the outcome of the vote.



                              ELECTION OF DIRECTORS

                         (PROPOSAL NO. 1 ON PROXY CARD)


          In connection with the August 1994 acquisition (the "Acquisition") of Katz Media Corporation ("KMC") and the capitalization of the Company, all of the initial shareholders of the Company at such time (the "Initial Shareholders") entered into a Shareholders Agreement (the "Shareholders Agreement") which provides that the Board shall consist of nine directors (or such smaller or larger number as may be agreed among DLJMB and the Chief Executive Officer (the "CEO")), one of whom shall be the person occupying at the time the office of the CEO, two of whom shall be designated from time to time by the CEO, and the remaining number of whom shall be designated from time to time by certain of the DLJMB investors. Accordingly, the Board is divided into three classes of directors whose terms expire at the annual meeting of the Company's shareholders in 1997, 1998 and 1999.

          At the meeting, the three Class II directors are to be elected for terms of three years, each to hold office until the expiration of his term in 2000 and until his successor shall have been elected and shall have qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy, unless otherwise instructed, for the election of Messrs. Beloyianis, Connelly and Marbut for terms of three years. If any of these nominees should be unable to serve, the proxies will be voted for the election of such other persons as shall be determined by the persons named in the proxy, in accordance with their judgment.

          Messrs. Beloyianis, Connelly and Marbut are the Class II directors whose terms are scheduled to expire at the 1997 annual meeting. Mr. Beloyianis was designated to serve as director by the CEO and Messrs. Connelly and Marbut were designated by DLJMB.

          Messrs. Olson, Dean and Gilbert are the Class III directors whose terms expire in 1998. The other directors (other than Mr. Olson, the CEO) were designated by DLJMB.

          Messrs Olds, Barry and Wittels are the Class I directors whose terms are scheduled to expire at the 1999 annual meeting and were elected by the shareholders in 1996.

                           Information as to Directors

          Certain information concerning the nominees for election as directors, and those persons whose terms of office as directors will continue after the meeting, is set forth below:


                              Nominees for Election

          JAMES E. BELOYIANIS - Mr. Beloyianis joined the Company in 1973 as a member of Katz Television. He was promoted in 1991 to Senior Vice President of Katz Television, a position he held until 1992, when he was promoted to Executive Vice President of Katz Television. In April 1994, Mr. Beloyianis was promoted to President of Katz Television. In August 1994, Mr. Beloyianis was appointed to the positions of Vice President, Secretary and director of the Company.

Age at end                         Became a                          Proposed
 of 1996                           Director                        Term Expires
----------                         --------                        ------------

   47                               1994                               2000


          MICHAEL J.CONNELLY - Mr. Connelly has served as a director of the Company since August 1994. Mr. Connelly has been a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") since March 1992. From 1986 to 1992, Mr. Connelly was employed by The First Boston Corporation in the Media and Communications Group.

Age at end                         Became a                          Proposed
 of 1996                           Director                        Term Expires
----------                         --------                        ------------

   45                               1994                               2000


          BOB MARBUT - Mr. Marbut has been a director of the Company since August 1994. Mr. Marbut has served as Chairman, Chief Executive Officer and director of Argyle Television, Inc. since its founding in August 1994. Previously, he was Chief Executive Officer and director of Argyle Television Holding, Inc. from March 1993 until its sale in April 1995. During this period, he also was Vice President and director of Argyle Television Operations, Inc., a wholly-owned subsidiary of Argyle Television Holding, Inc. Additionally, Mr. Marbut has been Chairman and Chief Executive Officer of and has been associated with Argyle Communications, Inc. and its predecessor since 1991. From 1970 until 1991, Mr. Marbut worked at Harte-Hanks Communications, Inc., where he served as President and Chief Executive Officer. During this period, Harte-Hanks was a diversified, nationwide media company which, among its activities, included the ownership of broadcasting and advertising businesses. Mr. Marbut is also a director of Tupperware Corporation, Diamond Shamrock, Inc. and Tracor, Inc.


Age at end                         Became a                          Proposed
 of 1996                           Director                        Term Expires
----------                         --------                        ------------

   61                                1994                               2000

                         Directors Continuing in Office

          STUART O. OLDS - Mr. Olds joined the Company in 1977 as a radio salesman in the firm's Chicago office. In 1981, Mr. Olds was promoted to Vice President of Katz Radio and in 1984 to Vice President of the Katz Radio Group Network. Mr. Olds was named President of Katz Radio in 1987 and was promoted to Executive Vice President--Radio in 1990 and Executive Vice President, General Manager--Radio in 1992. Since August 1994, Mr. Olds has served as President of Radio and Vice President and director of the Company.

Age at end                         Became a                          Proposed
 of 1996                           Director                        Term Expires
----------                         --------                        ------------

    46                               1994                               1999


          THOMAS J. BARRY - Mr. Barry has served as a director of the Company since August 1994. Mr. Barry has been a Senior Vice President of DLJ Merchant Banking, Inc. since 1992. From 1990 to 1992, Mr. Barry worked in a variety of positions at DLJ.

Age at end                         Became a                          Proposed
 of 1996                           Director                        Term Expires
----------                         --------                        ------------

    39                               1994                               1999


          DAVID M. WITTELS - Mr. Wittels has been a director of the Company since August 1994. Mr. Wittels is a Senior Vice President of DLJ Merchant Banking, Inc. and was previously a Vice President of DLJMB since 1993. From 1989 to 1992, Mr. Wittels worked in a variety of positions at DLJ. He is also a director of McCulloch Corporation.

Age at end                         Became a                          Proposed
 of 1996                           Director                        Term Expires
----------                         --------                        ------------

   32                               1994                               1999


          THOMAS F. OLSON - Mr. Olson joined the Company in 1975 as a television sales executive in the firm's Chicago office. From 1977 to 1984, he held various positions at Katz Continental Television and in 1984 was named President of Katz Continental Television. In 1990, he was named President of Katz Television and in April 1994 was promoted to the position of President of the Company. Mr. Olson has been President, Chief Executive Officer and director of the Company since August 1994. Mr. Olson is a past chairman of the Station Representatives Association.

Age at end                         Became a                          Proposed
 of 1996                           Director                        Term Expires
----------                         --------                        ------------

   48                               1994                               1998


          THOMPSON DEAN - Mr. Dean has served as Chairman of the Board of the Company since August 1994. Since 1992, Mr. Dean has been a Managing Director of DLJ Merchant Banking, Inc., the general partner of DLJMB and an affiliate of DLJ. Mr. Dean was employed by DLJ in various capacities from 1989 until 1992. He is also a director of Fiberite Holding Inc., Manufacturers' Services Limited, Phase Metrics Inc. and CommVault Systems, Inc.

Age at end                         Became a                          Proposed
 of 1996                           Director                        Term Expires
----------                         --------                        ------------

    38                               1994                               1998

          STEVEN J. GILBERT - Mr. Gilbert has served as a director of the Company since August 1994. Mr. Gilbert is Chairman of Gilbert Global Equity Partners, L.P. From 1992 to 1997, he was Managing General Partner of Soros Capital, L.P., the venture capital and leveraged transaction entity of Quantum Group of Funds. He is also the Managing Director of Commonwealth Capital
Partners, L.P., a private equity investment fund, and was Managing General Partner until 1988 of Chemical Venture Partners, which he founded in 1984. He is also a director of Asian Infrastructure Fund, NFO Research, Inc., Peregrine Indonesia Fund Limited, Sydney Harbour Casino Holdings, Ltd, Terra Nova (Bermuda) Holdings Ltd., UroMed Corporation, Affinity Technology Group, Inc., Veritas-DGC, Inc. and GTSDuratek, Inc., and is a member of the Advisory Committee of DLJMB.

Age at end                         Became a                          Proposed
 of 1996                           Director                        Term Expires
----------                         --------                        ------------

    49                               1994                               1998




                             Committees of the Board

          The Board  has an Audit  Committee  and  Compensation  Committee.  Mr.
Gilbert is Chairman of the Audit Committee and Messrs. Barry and Wittels are members. Mr. Marbut is Chairman and Messrs. Dean and Connelly are members of the Compensation Committee. During 1996, the Audit Committee met two times and the Compensation Committee met four times.

          The Audit Committee recommends to the Board each year the appointment of independent auditors for the following year. The Audit Committee considers the independence of such auditors; reviews the fees for audit and nonaudit services; reviews the plan, scope and results of the independent audit; reviews the recommendations resulting from such audit and the responses of management to such recommendations; and reviews the accounting controls of the Company that the Audit Committee or the Board may deem necessary or desirable. The Audit Committee also reviews the annual financial statements issued by the Company to its security holders and makes recommendations as to accounting and auditing policies which, in its judgment, should receive the attention of the Board.

          The Compensation Committee considers and approves certain remuneration arrangements between the Company and its officers, including executive officers' salaries; adopts or makes recommendations to the Board regarding the adoption of compensation and employee benefit plans in which officers and certain key employees of the Company and certain subsidiaries are eligible to participate; grants bonuses, stock options, and other benefits pursuant to Company plans; and administers such plans. Currently, the Compensation Committee administers the 1994 Stock Option Plan, the 1995 Employee Stock Option Plan and the 1996 Restricted Stock Grant Plan. The Compensation Committee also reviews and makes recommendations with respect to the election of officers of the Company.

Meetings

          During 1996, the Board met seven times. Each incumbent director of the Company, during his term as a director in 1996, attended at least 75% of the aggregate number of meetings of the Company's Board and Committees of which he was a member.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

                        Security Ownership of Management

          The following table shows the number of shares of Common Stock beneficially owned, as of March 20, 1997, by each continuing director, each nominee for director, and all directors and executive officers of the Company as a group as of March 20, 1997.


                                         Amount and Nature of
                                         Beneficial Ownership
                           -------------------------------------------------
                                Number of         Options
                                  Shares        Exercisable        Total
          Name of             Beneficially        Within         Beneficial        Percent of
     Beneficial Owner           Owned(1)          60 Days         Ownership          Class
     ----------------         ------------      -----------      ----------        ----------
Thomas F. Olson                  141,070          18,333           159,403           1.2%
James E. Beloyianis              124,334          22,222           146,556           1.1%
Stuart Olds                      123,834          22,222           146,056           1.1%
L. Donald Robinson                66,667          13,999            80,666             *
Richard E. Vendig                  7,115          14,555            21,670             *
Thompson Dean(2)                   --               --               --                *
Thomas Barry(2)                    --               --               --                *
Michael Connelly (2)               --               --               --                *
Steven J. Gilbert                  --              4,444             4,444             *
Bob Marbut(3)                    208,334           4,444           212,778           1.6%
David Wittels(2)                   --               --               --                *
All directors and              7,338,022         100,219         7,438,241          55.1%
executive officers as
a group, including
the  above-named
(11 persons)(4)

----------------------
* Less than one percent.

(1) Does not include shares of Common Stock which the persons have the right to acquire within 60 days.

(2) Messrs. Dean, Barry and Wittels are officers of DLJ Merchant Banking, Inc. and Mr. Connelly is a Managing Director of DLJ. Share data shown for such individuals excludes shares shown below as held by DLJ Merchant Banking Partners, L.P. and related investors, as to which such individuals disclaim beneficial ownership.

(3) Includes 166,667 Shares held by KHC Investors, L.P. and 41,667 held by Bob Marbut directly. KHC Investors, L.P. is a limited partnership of which the general partner is Argyle Communications, Inc., a corporation controlled by Bob Marbut. Bob Marbut is also a limited partner of KHC Investors, L.P.

(4)  Includes shares shown in the table below as beneficially owned by DLJMB.

                 Security Ownership of Certain Beneficial Owners

          The following table sets forth information as to persons known to be the beneficial owner of more than 5% of the Company's outstanding Common Stock as of March 20, 1997:


Name and Address of            Amount and Nature of
 Beneficial Owner              Beneficial Ownership            Percent of Class
-------------------            --------------------            ----------------

DLJ Merchant Banking
Partners, L.P. and related
investors (1)                         6,666,668                       49.4%
     277 Park Avenue
     New York, NY 10172
The Capital Group
Companies, Inc.(2)                    1,171,100                        8.7%
    333 South Hope St.
    Los Angeles, CA 90071


------------------------
(1) Consists of shares held by the following related investors: DLJ Merchant Banking Partners, L.P., 3,133,989 shares; DLJ International Partners, C.V. ("DLJIP"), 1,406,735 shares; DLJ Offshore Partners, C.V. ("DLJOP"), 81,562 shares; DLJ Merchant Banking Funding, Inc., 1,291,147 shares; and DLJ First ESC L.L.C. ("DLJ ESC"), 753,235 shares. See "Compensation Committee Interlocks and Insider Participation." The address of each of such persons except DLJIP and DLJOP is 277 Park Avenue, New York, New York 10172. The address of each of DLJIP and DLJOP is John B. Gorsiraweg 6, Willemstad, Curacao, Netherlands Antilles. DLJ Merchant Banking, Inc. may be deemed to beneficially own indirectly all of the shares held directly by DLJMBF, DLJIP and DLJOP; DLJ LBO Plans Management Corp. may be deemed to beneficially own indirectly all of the shares held directly by DLJ ESC; and Donaldson, Lufkin & Jenrette, Inc. ("DLJ Inc.") may be deemed to beneficially own indirectly all of the shares shown above as held by DLJ Merchant Banking Partners, L.P. and related investors. DLJ Inc. is an indirect subsidiary of The Equitable Companies Incorporated. AXA and related parties may be considered a parent company of The Equitable Companies Incorporated.

(2) Based on information contained Schedule 13G filed with the Securities and Exchange Commission on December 31, 1996. Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion with respect to 689,500 and 482,300 shares, respectively, owned by various institutional investors.

          Compensation Committee, Interlocks and Insider Participation

          DLJ (an affiliate of DLJMB) acted as arranger and an affiliate of DLJ acted as syndication agent and is a lender under the New Credit Agreement. DLJ also acted as dealer-manager in connection with KMC's tender offer for all of its $100.0 million original principal amount of 12 3/4% Senior Subordinated Notes due 2002, the initial purchaser in connection with the offering of KMC's 10 1/2% Series A Senior Subordinated Notes due 2007 and managing underwriter in connection with the Company's initial public offering and, from time to time, provides other investment banking services to the Company, for which it has received customary fees and expenses. The Company has retained DLJ as its exclusive investment banker for a period of five years from August 1994 for an annual fee of $200,000.

          Mr. Marbut, a director of the Company, is also a director of Argyle Television, Inc. and was a director of Argyle Television Operations, Inc. in 1996, clients of the Company. The Company generated approximately $1.4 million in revenues due to commissions on advertising sales made on behalf of these clients in 1996.

          The Compensation Committee is comprised of Messrs. Marbut (Chairman), Dean and Connelly.

                             Shareholders Agreement

          In connection with the Acquisition, the Initial Shareholders entered into the Shareholders Agreement which provides that the Board shall consist of nine directors (or such smaller or larger number as may be agreed among DLJMB and the CEO), one of whom shall be the person occupying at the time the office of the CEO, two of whom shall be designated from time to time by the CEO, and the remaining number of whom shall be designated from time to time by certain of the DLJMB investors. Each Initial Shareholder entitled to vote on the election of directors to the Board agreed to vote their respective shares to ensure the composition of the Board as set forth therein.

          The Shareholders Agreement imposes certain restrictions on the rights of any Initial Shareholder to sell or otherwise dispose of its shares of Common Stock initially acquired. Pursuant to the Shareholders Agreement, each Initial Shareholder has agreed that it will not, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of ("transfer") any shares except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the terms and conditions of the Shareholders Agreement. The Board has the absolute right in its discretion to refuse to permit or acknowledge any transfer (i) to any Adverse Person (as defined in the Shareholders Agreement) or (ii) if such transfer could have adverse consequences for the Company or its shareholders. Any Initial Shareholder may at any time transfer shares to any Permitted Transferee (as defined in the Shareholders Agreement). Any Initial Shareholder may transfer shares during the Initial
Restriction Period (the period commencing on August 12, 1994 and ending on August 12, 1999) to any third party, provided that the transferee complies with the various restrictions described in the Shareholders Agreement. After the Initial Restriction Period, certain of such restrictions will lapse. In addition, Initial Shareholders other than DLJMB have tag-along rights to participate in sales by DLJMB to third parties in certain circumstances, and DLJMB has drag-along rights to require other Initial Shareholders to participate in such sales in certain circumstances. The Company has the right during the DLJ Ownership Period (as defined in the Shareholders Agreement) to repurchase all shares owned by any Management Shareholder and its Permitted Transferees upon the termination of such Management Shareholder's employment for Cause (as defined in the Shareholders Agreement).

          Upon the request of one or more DLJ Entities (as defined in the Shareholders Agreement) the Company shall effect the registration under the Securities Act of such entity's shares. The Company will give written notice of such request (a "Demand Registration") to all other Initial Shareholders, and thereupon use its best efforts to effect a registration under the Securities Act of (i) the shares that the Company has been requested to register by the DLJ Entities and (ii) all other shares that any other Initial Shareholder requests the Company to register; provided that the Company shall not be obligated to effect more than five Demand Registrations total or more than two Demand Registrations after the DLJ Entities cease to own, collectively, more than 20% of the initial ownership of the DLJ Entities; and provided, further, that the Company shall not be obligated to effect a Demand Registration unless the aggregate number of shares requested to be included in such Demand Registration by all DLJ Entities has, in the reasonable opinion of DLJMB exercised in good faith, a fair market value of at least $10,000,000. The Company will pay all Registration Expenses (as defined in the Shareholders Agreement) in connection with any Demand Registration.

                            COMPENSATION OF DIRECTORS

          Directors who are not employees of the Company, DLJ or their respective subsidiaries (the "Non-Employee Directors," currently Messrs. Gilbert and Marbut) receive an annual retainer of $10,000 for serving on the Board of Directors, and are reimbursed for out-of-pocket expenses incurred in that capacity. Employees of the Company, DLJ or their respective subsidiaries who are directors do not receive compensation for Board or committee meetings attended. During 1996, no awards of options were made to any director.

          The Company maintains a Non-Employee Director Stock Option Plan (the "Director Plan"). The purpose of the Director Plan is to promote the interests of the Company and its shareholders by increasing the proprietary and vested interest of Non-Employee Directors in the growth and performance of the Company. Pursuant to the Director Plan, upon first election or appointment to the Board, each newly elected Eligible Director (as defined in the Director Plan) will be granted an option to purchase 10,000 shares of Common Stock.

          The maximum number of shares of Common Stock in respect of which options may be granted under the Director Plan is 50,000. The Director Plan provides for awards of nonqualified options to Non-Employee Directors of the Company who are not employees of the Company, DLJ or their respective subsidiaries and who have not, within one year immediately preceding the determination of such director's eligibility (excluding any time period during which the Company was not a public company), received any award under any other plan of the Company or its subsidiaries that entitles the participants therein to acquire stock, stock options or stock appreciation rights of the Company or its subsidiaries (other than any other plan under which participants' entitlements are governed by provisions meeting the requirements of Rule 16b-3(c)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The options shall vest ratably over a three year period and, to the extent vested, shall be exercisable in whole or in part at all times during the period beginning on the date of grant until the earlier of
(i) ten years from the date of grant and (ii) one year from the date on which an optionee ceases to be an Eligible Director. The exercise price per share of Common Stock shall be 100% of the fair market value per share on the date the option is granted.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION


          The Compensation Committee is responsible for establishing and administering executive compensation programs which promote the Company's strategic objectives, thereby enhancing stockholder value. This report on executive compensation describes the compensation decisions made by the Compensation Committee during 1996 with respect to the executive officers of the Company. The Compensation Committee is comprised entirely of directors who are not employees of the Company.

                     Compensation Philosophy of the Company

          The key elements of the Company's total executive compensation program include base salary, annual bonus and long-term stock incentive plans. These plans have been developed to attract, reward and retain key personnel critical to the long-term success of the Company through incentive programs that are competitive within the national sales advertising representation industry. The Company's compensation programs are designed to provide executive officers total compensation levels above the average of the Company's competitive market with the opportunity to be within the top quartile of a select peer group of comparable companies, to the extent that Company and executive performance on an individual and collective basis so warrants. In establishing compensation levels for the Company's executives, the Company compares its compensation level to similarly situated companies which operate in the same or similar business. In 1996, Mr. Olson's total compensation was within the top quartile of this select peer group.

          In structuring the Company's compensation programs and in determining the appropriateness of awards, the Compensation Committee's primary consideration is the achievement of the Company's strategic business goals, taking into consideration competitive practice, market economics and other factors. To the extent fulfilling these goals is consistent with favorable tax treatment under section 162(m) of the Internal Revenue Code of 1986, as amended, the Compensation Committee is committed to making awards that qualify for the performance-based deduction. The Company maintains two stock option plans, the 1994 Stock Option Plan (the "1994 Plan") and 1995 Employee Stock Option Plan
(the "1995 Plan"). These plans were designed to satisfy the requirements for exempting compensation attributable to certain awards made under the plans from the $1 million limit under section 162(m).

          The Performance Graph, contained in this proxy statement, compares the Company's stock price performance over its period against a published index for mid-cap broadcasting and communication companies. The published index provides a meaningful comparison of the Company's total stockholder return against a consistent representation of other companies with whom the Company competes for investment dollars.


         Base Salary, Employment Contracts and Termination of Employment

          The Company strives to be the best managed company within the national sales advertising industry, and structures its compensation programs to match pay with performance. In this context, Katz's base salaries are targeted to be above the industry average, taking into account the scope of responsibilities and internal relationships. Individual base salaries are determined by the Compensation Committee based on their subjective evaluation of the executive's performance and the length of time the executive has been in the position. Base compensation is reviewed annually by the Compensation Committee and adjusted accordingly to reflect each executive officer's contribution to the performance of the Company. In addition, the Compensation Committee monitors the aggregate number of executive officers in an effort to ensure that the organization continues to be managed on an efficient, cost-effective basis.

          Messrs. Olson, Beloyianis, Olds and Robinson are employed as Chief Executive Officer and President, President of Katz Television, President-Radio and President-Seltel, respectively, under individual employment agreements. Under such agreements, Messrs. Olson, Beloyianis, Olds and Robinson received base salaries at annual rates of $489,250, $437,500, $437,750 and $391,000 for
1996, and each is entitled to three percent annual increases. These agreements expire on August 12, 1999 but are automatically extended for additional one-year periods unless either party shall have given notice to the contrary. The employment agreements provide for continued payments of base salary through the balance of the employment term in the event of certain types of terminations of employment and, in the event of such terminations within the last six months of the employment term, severance compensation under the Company's severance policies for long-term key employees, and have non-competition covenants during the period of employment. Each employment agreement, however, would permit competition with the Company following termination of employment, in which event such officers would not be entitled to any severance or other compensation which would otherwise have been payable.

          Mr. Vendig is employed as Senior Vice President, Chief Financial & Administrative Officer, Treasurer of the Company under an individual employment agreement. Under such agreement, Mr. Vendig was entitled to a base annual salary of $275,000, plus a bonus for 1996. Mr. Vendig's employment agreement expires on January 1, 1999 but is automatically extended for additional one-year periods unless either party shall have given notice to the contrary. Mr. Vendig's employment agreement provides for continued payments of base salary through the balance of the employment term in the event of certain types of terminations of employment or, under certain circumstances, 52-weeks' base salary plus enhanced severance pay. The agreement prohibits competition with the Company during the term of agreement and for a period of six months after termination.

          Annual salary recommendations are based on perceptions of industry norms, as well as performance criteria such as overall financial performance measured by revenues, divisional operating results, client contracts obtained or retained (and the terms of such contracts) and the realization of long- term corporate objectives, including leadership as displayed in the corporate and employee environment.

          Performance targets are set annually at the beginning of each fiscal year. For fiscal 1996, the Company established the following specific performance targets for executive officers: 2.5% of base salary for exceeding 1995 results; 5% of base salary for exceeding the operating results budgeted to such executive's division; 10% of base salary if the Company achieved its budget; 5% of base salary if the executive's operating unit exceeded budget; and up to 5% of base salary if the Company exceeds its earnings goal.

                             Annual Incentive Bonus

          For 1996, the performance goals established by the Compensation Committee included financial operational performance criteria. The financial criteria included targeted cash flow and EBITDA which was measured against internal objectives. Each performance goal, including the specific criteria for such goal, was assigned a weight by the Compensation Committee based upon its relative importance in increasing stockholder value.

                               Stock Option Plans

          The Company believes equity-based programs encourage long-term strategic management and enhancement of stockholder value. To align the interests of executive officers with those of stockholders, the Company may grant certain stock-based awards under the 1995 Plan.

          The Compensation Committee periodically reviews competitive market data to determine appropriate stock awards based on the executive's position and the market value of the stock. In addition, the Compensation Committee considers previous stock grants when determining grant size for executive officers. The 1995 Plan provides for various stock-based awards, however, the Compensation Committee continues to award stock options to ensure that the interests of executives and stockholders are aligned. Stock options only produce value for the executive if there is an increase in stock price which results in a corresponding increase in value to the stockholder. Stock options are granted on an annual basis at the fair market value of the Common Stock on the date of grant. Pursuant to the Company's stock option plans, vesting of the stock options may be accelerated upon certain types of termination of employment or a change in control of the Company. For 1996, the Compensation Committee granted Messrs. Olson, Beloyianis, Olds, Robinson and Vendig, 15,000, 10,000, 12,500, 5,000 and 12,500 stock option grants, respectively. The Company and the Committee have no set policy regarding the award of options to executive officers. In determining option awards to executive officers, the Company and the Committee considered the same criteria used to determine annual salary amounts discussed above. The Company and the Committee also considered the criteria used to measure individual and division performance, the size of the overall grant, the potential dilutive effect on existing stockholders and other related criteria.

                                     Summary

          Katz's   compensation   strategy  is  to  provide  total  compensation
commensurate with the Company's achievement of specific objectives and the long-term appreciation of Katz's stock price. The Company believes a significant portion of executive compensation should be directly and materially linked to the creation of value for our stockholders. The Compensation Committee believes the design of the Company's total executive compensation program provides executives the incentive to maximize long-term operational performance consistent with sound financial controls and high standards of integrity. It is the Compensation Committee's belief that this focus will ultimately be reflected in Katz's stock price and stockholder return.

The Compensation Committee of the Board of Directors:

        Mr. Thompson Dean
        Mr. Michael Connelly
        Mr. Bob Marbut

                             EXECUTIVE COMPENSATION

          The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company as to whom the total annual salary and bonus for the fiscal year ended December 31, 1996, exceeded $100,000:


                                             SUMMARY COMPENSATION TABLE
                                                                                   Long-Term
                                                  Annual Compensation            Compensation
                                               ----------------------------      ------------
                                                                                    Awards
                                                                                 ------------

                                                                          Other
                                                                         Annual      Securities
                                                                        Compensa-    Underlying         All Other
Name              Principal Position       Year   Salary($)  Bonus($)  tion ($)(1)  Options (#)    Compensation ($)(2)
----              ------------------       ----   ---------  --------  -----------  -----------    -------------------
Thomas F. Olson   President and            1996    489,250      --                     15,000          37,660 (3)
                  Chief                    1995    475,000    100,000       --         91,667           4,198
                  Executive                1994    450,000    150,000
                  Officer

James E.          Vice President           1996    437,500      --                     10,000          46,475 (3)
Beloyianis        and Secretary            1995    425,000      --          --         83,334           4,064
                                           1994    385,417    130,000

Stuart Olds       Vice President           1996    437,750     10,944                  12,500          36,635 (3)
                                           1995    400,000     50,000       --         83,334           3,598
                                           1994    356,131    130,000

L. Donald         Vice President           1996    391,100      --                      5,000           5,296
Robinson                                   1995    370,000     50,000       --         52,000           8,086
                                           1994    344,167     70,000

Richard E.        Senior Vice              1996    275,000      --                     12,500          37,660 (3)
Vendig            President,               1995    225,000     27,000       --         35,834           6,033
                  Chief
                  Financial &
                  Administrative
                  Officer and
                  Treasurer


----------------
(1) No executive officer had perquisites in excess of $50,000 or 10% of salary plus bonus.

(2) Reflects amounts contributed in 1996 and 1995 by the Company pursuant to its respective 401(K) Plan and life insurance premiums, which included $2,400, $2,400, $1,375, $5,296 and $2,400 to Messrs. Olson, Beloyianis,
     Olds, Robinson and Vendig, respectively, and in 1995, pursuant to its Excess Medical Plan for Senior Executives. For 1996, the Excess Medical Plan is covered by insurance.

(3) Restricted Stock Grant Award to Messrs. Olson, Beloyianis, Olds and Vendig representing 2,000, 2,500, 2,000 and 2,000 shares, respectively.



                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                            Potential Realizable
                                                                                   Value
                                                                          at Assumed Annual Rates
                                                                              of Stock Price
                                                                               Appreciation
                           Individual Grants                                for Option Term(3)
                ---------------------------------------            -------------------------------------
                     Number         % of
                       of          Total
                   Securities     Options
                   Underlying     Granted to   Exercise
                     Options    Employees in   Price(2)     Expiration
Name                Granted      Fiscal Year    ($/SH)         Date         0%($)        5%($)        10%($)
----               -----------  ------------   --------     ----------      -----        -----        ------
Thomas F. Olson         15,000     4.65%         $8.75        11/1/06         $0         $82,541     $209,178
James E. Beloyianis     10,000     3.10%         $8.75        11/1/06         $0         $55,027     $139,452
Stuart O. Olds          12,500     3.87%         $8.75        11/1/06         $0         $68,784     $174,315
L. Donald Robinson       5,000     1.55%         $8.75        11/1/06         $0         $27,513     $ 69,726
Richard E. Vendig       12,500     3.87%         $8.75        11/1/06         $0         $68,784     $174,315


--------------
(1) Stock options granted on November 2, 1996 were granted under the Company's 1995 Plan and vest ratably over a three-year period. In the event of a "Change of Control" (as defined in the respective option agreement), the Plan provides for accelerated vesting in certain circumstances.

(2) The exercise price equals the fair market value of the Common stock on the date of grant.

(3) The dollar amounts under these columns are the results of calculation at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.



                                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                            AND FISCAL YEAR-END OPTION VALUES

                                                                   Number of                        Value of
                                                            Securities Underlying                 Unexercised
                          Shares                        Unexercised Options at Fiscal         In-the-Money Options
                         Acquired                                  Year-End                    at Fiscal Year-End
                        on                  Value                      #                              ($)
                         Exercise         Realized                Exercisable/                    Exercisable/
Name                        (#)              ($)                 Unexercisable                   Unexercisable*
----                 --------------    -------------    -----------------------------   -----------------------------
                                                         Exercisable   Unexercisable     Exercisable   Unexercisable

Thomas F. Olson             --               --             18,333         82,223           96,247        390,420
James E. Beloyianis         --               --             22,222         71,112          116,665        345,837
Stuart O. Olds              --               --             22,222         73,612          116,665        352,087
L. Donald Robinson          --               --             13,999         43,001           69,997        205,001
Richard E. Vendig           --               --             10,555         37,779           29,163        111,464
Vendig


-------------
* Computed based upon the difference between aggregate fair market value on December 31, 1996 and aggregate exercise price.

                                PERFORMANCE GRAPH

          The graph below compares the cumulative stockholder return on the Company's Common Stock from April 11, 1995, the date of the Company's initial public offering, through December 31, 1996, the Company's fiscal year end, to the total cumulative return on the S & P 500 Index and the S & P 400 Midcap Broadcast Media Index over the same period, assuming a $100 investment in Common Stock and each such index on April 11, 1995, the date of the Company's initial public offering. The total stockholder return includes reinvestment of all dividends (if any).







                 [GRAPHICAL REPRESENTATION OF DATA TABLE BELOW]









                         4/11/95        6/30/95        12/29/95       6/28/96        12/31/96
                         -------        -------        --------       -------        --------

Katz Media Group, Inc.   $100.00        $ 93.40        $103.70        $ 84.60        $ 66.37
S&P Mid Brdcst Media     $100.00        $101.80        $117.40        $125.15        $121.63
S&P 500                  $100.00        $108.40        $124.00        $136.40        $152.52



                              INDEPENDENT AUDITORS

          Price Waterhouse LLP served as the Company's independent auditors during 1996 and was appointed by the Board to serve in that capacity for 1997. Representatives of Price Waterhouse LLP will be present at the meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

                      COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          Based solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all transactions by reporting persons were reported on a timely basis.

                                  OTHER MATTERS

          It is not expected that any other matters will come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

                             STOCKHOLDERS PROPOSALS

          Any proposal which a stockholder may desire to present to the 1998 Annual Meeting of Stockholders must be received by the Company on or prior to December 31, 1997.

                               PROXY SOLICITATION

          The cost of preparing, assembling and mailing the material in connection with the solicitation of proxies will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail, but solicitations may also be made personally or by telephone or telegraph by officers and other employees of the Company. In addition, the Company has engaged American Stock Transfer & Trust Company to assist in such solicitation as part of their ongoing services.

          It is important that the proxies be returned promptly. All stockholders, whether or not they expect to attend in person, are urged to sign, date and return the accompanying from of proxy in the enclosed addressed envelope which requires no postage if mailed in the United States.


                                BY ORDER OF THE BOARD OF DIRECTORS


                                /s/ James E. Beloyianis

                                James E. Beloyianis
                                Vice President and
                                Corporate Secretary

Dated: May 1, 1997
New York, New York


                                                   Please date, sign and mail your
                                                proxy card back as soon as possible!

                                                   Annual Meeting of Stockholders
                                                       KATZ MEDIA GROUP, INC.

                                                            June 10, 1997


[X]  Please mark your
     vote as in this
     example

                          WITHHOLD
                     AUTHORITY to vote
                     for all nominees
                     listed at right
                FOR
1.   ELECTION  [  ]      [  ]      Nominees: James E. Beloyianis      2.   To transact such other business as may properly
     OF                                      Michael J. Connelly           come before the meeting or any adjournment or
     DIRECTORS:                              Bob Marbut                    adjournments thereof.

     FOR all nominees listed (except as marked to the                      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECT-
     contrary below)                                                       ORS.  THIS PROXY WILL BE VOTED AS DIRECTED. IN THE AB-
                                                                           SENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE
     ------------------------------------------------                      THREE NOMINEES FOR ELECTION.

                                                                           STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN
                                                                           THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH RE-
                                                                           QUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


SIGNATURES:                                                                     DATE
               --------------------------------------------------------------        ----------------------------------------------
                   Note: Please sign exactly as name or names appear on stock certificate (as indicated hereon).

                             KATZ MEDIA GROUP, INC.
             Proxy for Annual Meeting of Stockholders June 10, 1997

     The undersigned hereby appoints Thomas F. Olson, Stuart O. Olds and Thompson Dean as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated on reverse, all shares of Common Stock of Katz Media Group, Inc. (the "Company") held of record by the undersigned on April 18, 1997 at the Annual Meeting of Stockholders to be held on June 10, 1997 or any adjournment thereof.

                         (To be Signed on Reverse Side)